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                                                                   Exhibit 10.42
                          DECKERS OUTDOOR CORPORATION
                                AND SUBSIDIARIES

                 Amended Compensation Plan for Outside Members
                           of the Board of Directors



On September 14, 1996, the Board of Directors approved an amended compensation plan for the outside members of the Board of Directors of Deckers Outdoor Corporation. Below is a summary of the amendment to the plan:

Prior to the amendment, the compensation structure for the outside members of the Board of Directors provides for an annual retainer fee of $22,000, $5,500 of which is paid in the form of shares of Common Stock with a market value equal to such amount (the "Annual Retainer"), together with a fee of $1,500 for each meeting attended, $1,000 for each Board meeting attended, and $1,000 for each Special Committee meeting attended (collectively, the "Meeting Fees"). In addition, each committee chairman receives a retainer of $4,000 per year (the "Chairman Fees"). In addition, each non-employee director receives an option for 10,000 shares of the Corporation's stock (the "Director's Option"), which vests in one-third (1/3rd) installments, with the first installment vesting on the first anniversary date of the grant, with an exercise price equal to the fair market value at the date of grant. Commencing on the fourth year of a non-employee director's continuous tenure as a Board member, such director will receive an option to purchase 2,000 shares of the Corporation's stock, which will vest immediately upon the date of grant and will have an exercise price equal to the fair market value on the date of grant of the shares underlying such option.

The Board of Directors approved a modification as follows. Effective January 1, 1996, the Annual Retainer shall be paid as follows: (i) $11,000 in cash, or, at the option of a director, exercised 10 days prior to the start of each year in Common Stock of the Corporation at a 20% discount off the price of the shares at the closing price; and (ii) 500 shares of the Common Stock of the Corporation per quarter (2,000 shares annually), vesting on the first (1st) day of each quarter, for the next three (3) years. On January 1, 1999, and every three (3) years thereafter, the Board will set the number of shares for the following three (3) years. The Meeting Fees, the Chairman Fees and the Director's Option would remain the same.





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